Exhibit 99.1

Earnings Results & Supplemental Information
For the Three and Twelve Months Ended December 31, 2024

CELEBRATING

30 YEARS

NYSE:MAC

1994-2024

MACERICH®

The Macerich Company
Earnings Results & Supplemental Information
For the Three and Twelve Months Ended December 31, 2024

Table of Contents

All information included in this supplemental financial package is unaudited, unless otherwise indicated.

The Macerich Company
Executive Summary
December 31, 2024

We own 43 million square feet of real estate consisting primarily of interests in 40 regional retail centers that serve as community cornerstones. As a leading owner, operator and developer of high-quality retail real estate in densely populated and attractive U.S. markets, our portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C. corridor. We are firmly dedicated to advancing environmental goals, social good and sound corporate governance. As a recognized leader in sustainability, The Macerich Company (the “Company”) has achieved a #1 GRESB ranking for the North American retail sector for ten consecutive years.

General Updates:

The Company continues to make significant progress in executing its Path Forward Plan, which was unveiled in the second quarter of 2024. The key tenets of our plan include simplifying the business, improving operational performance, and reducing leverage.

During the fourth quarter, we closed on the acquisition of our partner’s 40% interest in the Pacific Premier Retail Trust (PPRT) portfolio. The net acquisition price was $122 million and the implied weighted average cap rate was 7.4%. The Company now owns a 100% interest in Los Cerritos Center, Washington Square, and Lakewood Center. This transaction is consistent with our stated strategic objectives to proactively consolidate select joint ventures and to simplify the business.
On November 27, 2024, the Company completed an underwritten public offering of 23 million shares of common stock (inclusive of the underwriters option to purchase 3 million additional shares) at a price to the public of $19.75 per share for gross proceeds of approximately $454 million. We used the net proceeds from this upsized offering, together with cash on hand, to repay the $478.0 million Washington Square mortgage loan that had a 2026 maturity date. As a result of this offering, we were able to both reduce leverage and improve the balance sheet, furthering the multi-pronged strategy under the Path Forward Plan.

As part of the Path Forward Plan, we continue to execute on targeted dispositions. During the fourth quarter, we closed on the sale of the Oaks for $157 million. We used the net proceeds from this sale to repay the $148 million loan on the property that had a 2026 maturity date. We also closed on the sale of Southridge for net proceeds of $4 million and we are under contract to sell Wilton Mall for $25 million, which is expected to close in the first half of 2025, subject to customary closing conditions. These transactions are consistent with our stated disposition plan to improve the balance sheet and refine our portfolio.

We continue to make considerable progress managing our debt maturities with seven closed transactions during 2024 for over $1.3 billion of loans or $1.1 billion at our share. During the fourth quarter, we closed on a five-year refinance of Queens Center at an attractive fixed interest rate of 5.37%.

2024 was another strong year for our leasing team. We signed 3.7 million square feet of new and renewal space. New store leases are expected to produce total rent of approximately $66 million at our share in excess of the rent generated from prior uses in those same spaces. Our Total Centers Portfolio Occupancy as of December 31, 2024 was 94.1%.

Results for the Quarter:

•The net loss attributable to the Company was $211.2 million or $0.89 per share-diluted during the fourth quarter of 2024, compared to the net income attributable to the Company of $62.2 million or $0.29 per share-diluted attributable to the Company for the quarter ended December 31, 2023.

•Funds from Operations (“FFO”) excluding financing expense in connection with Chandler Freehold, gain on extinguishment of debt, accrued default interest expense and loss on non-real estate investments was $116.7 million or $0.47 per share-diluted during the fourth quarter of 2024, compared to $127.7 million or $0.57 per share-diluted for FFO excluding financing expense in connection with Chandler Freehold, gain on extinguishment of debt, accrued default interest expense and loss on non-real estate investments for the quarter ended December 31, 2023.

•Same center net operating income (“NOI”), excluding lease termination income, decreased 0.4% in the fourth quarter of 2024 compared to the fourth quarter of 2023. For the year ended December 31, 2024, same center NOI, excluding lease termination income, increased 0.2% compared to the year ended December 31, 2023.

•Portfolio tenant sales per square foot for space less than 10,000 square feet for the trailing twelve months ended December 31, 2024 were $837 compared to $834 for the quarter ended September 30, 2024, and compared to $836 for the year ended December 31, 2023.

The Macerich Company
Executive Summary
December 31, 2024
•Portfolio occupancy as of December 31, 2024 was 94.1%, a 0.6% increase compared to the 93.5% occupancy rate at December 31, 2023 and a 0.4% increase compared to the 93.7% occupancy rate at September 30, 2024.

•Base rent re-leasing spreads were 8.8% greater than expiring base rent for the trailing twelve months ended December 31, 2023. This was the thirteenth consecutive quarter of positive base rent leasing spreads.

•During the fourth quarter of 2024, we signed leases for 1.1 million square feet, a 15.3% increase in leased square footage compared to the fourth quarter of 2023, on a comparable center basis. During 2024, we leased 3.7 million square feet of space, a 3.9% decrease compared to 2023. The volume of leases signed in 2024 is generally in-line with the historic pace of leasing that has transpired since the pandemic, which averaged nearly 3.8 million square feet per year during each of 2021, 2022 and 2023.

Balance Sheet:

During the fourth quarter and in early 2025, we were actively engaged in numerous transactions, including the following financing, acquisition, and disposition activity:

•On October 24, 2024, we closed on the acquisition of our partner’s 40% interest in the PPRT portfolio. The net acquisition price was $122 million, and the implied weighted average cap rate was 7.4%.

•On October 28, 2024, we closed a $525 million, five-year refinance of the loan on Queens Center. The new loan, which replaced the existing $600 million loan, bears interest at a fixed rate of 5.37%, is interest only during the entire loan term, and matures on November 6, 2029.

•On November 27, 2024, we completed an underwritten public offering of 23 million shares of common stock (inclusive of the underwriters option to purchase 3 million additional shares) at a price to the public of $19.75 per share for gross proceeds of approximately $454 million. We used the net proceeds from this upsized offering, together with cash on hand, to repay the $478.0 million Washington Square mortgage loan that had an interest rate of SOFR + 400 and a 2026 maturity date.

•During the fourth quarter of 2024, prior to the November 27th common stock offering, we sold 3.7 million shares of common stock for $70.7 million of gross proceeds through our ATM Program at a weighted average share price of $19.06.

•On November 25, 2024, we closed on the sale of Southridge for $4 million. This asset was unencumbered.

•On December 10, 2024, we closed on the sale of The Oaks for $157 million. We used the net proceeds from this sale to repay the $148 million loan on the property that had an effective interest rate of approximately 7.75% and a 2026 maturity date.

•We are under contract to sell Wilton Mall for $25 million, which is expected to close in the first half of 2025, subject to customary closing conditions. This asset is unencumbered.

•On February 7, 2025, our joint venture repaid the $14.5 million mezzanine loan in full and $14.5 million of the first mortgage on FlatIron Crossing and obtained a 90-day extension for the remaining $140.5 million balance of the first mortgage. The mezzanine loan had an interest rate of SOFR + 12.25% and the first mortgage had an interest rate of SOFR + 290. The interest rate on the remaining $140 million first mortgage is SOFR + 290.

As of the date of this filing, we had approximately $683 million of liquidity, including $540 million of available capacity on our $650 million revolving line of credit.

Fiscal Year 2024 Guidance
Dividend:

On February 14, 2025, we announced a quarterly cash dividend of $0.17 per share of common stock. The dividend is payable on March, 18, 2025 to stockholders of record at the close of business on March 4, 2025.

Investor Conference Call:

We will provide an online Web simulcast and rebroadcast of our quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com (Investors Section). The call begins on February 27, 2025 at 10:00 a.m. Pacific Time. To listen to the call, please visit the website at least 15 minutes prior to the call-in order to register and download audio software if needed. An online replay at www.macerich.com (Investors Section) will be available until March 13, 2025.

The Macerich Company
Executive Summary
December 31, 2024
About Macerich and this Document:

The Company is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional retail centers throughout the United States. The Company is the sole general partner of, and owns a majority of the ownership interests in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and conducts all of its operations through the Operating Partnership and the Company’s management companies.

As of the date of this filing, the Operating Partnership owned or had an ownership interest in 43 million square feet of gross leasable area (“GLA”) consisting primarily of interests in 40 regional retail centers, two community/power shopping centers and one redevelopment property. These 43 centers are referred to hereinafter as the “Centers” unless the context requires otherwise.

All references to the Company in this document include the Company, those entities owned or controlled by the Company and predecessors of the Company, unless the context indicates otherwise.

Macerich uses, and intends to continue to use, its Investor Relations website, which can be found at https://investing.macerich.com/, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about Macerich can be found though social media platforms such as LinkedIn and Twitter.

The Company presents certain measures in this document on a pro rata basis, which represents (i) the measure on a consolidated basis, minus the Company’s partners’ share of the measure from its consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of the measure from its unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that these measures provide useful information to investors regarding its financial condition and/or results of operations because they include the Company’s share of the applicable amount from unconsolidated joint ventures and exclude the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures, and the Company believes that presenting various measures in this manner can help investors better understand the Company’s financial condition and/or results of operations after taking into account its economic interest in these joint ventures. Management also uses these measures to evaluate regional property level performance and to make decisions about resource allocations. The Company’s economic interest (as distinct from its legal ownership interest) in certain of its joint ventures could fluctuate from time to time and may not wholly align with its legal ownership interests because of provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses, payments of preferred returns and control over major decisions. Additionally, the Company does not control its unconsolidated joint ventures and the presentation of certain items, such as assets, liabilities, revenues and expenses, from these unconsolidated joint ventures does not represent the Company’s legal claim to such items.

Note: This document contains statements that constitute forward-looking statements, which can be identified by the use of words, such as “will,” “expects,” “anticipates,” “assumes,” “believes,” “estimated,” “guidance,” “projects,” “scheduled” and similar expressions that do not relate to historical matters, and includes expectations regarding the Company’s future operational results, including the Path Forward Plan and its ability to meet the established goals under such Plan, as well as development, redevelopment and expansion activities. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as global, national, regional and local economic and business conditions, including the impact of elevated interest rates and inflation, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing, and cost of operating and capital expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment (including rising inflation, supply chain disruptions and construction delays), and acquisitions and dispositions; the adverse impacts from any future pandemic, epidemic or outbreak of any highly infectious disease on the U.S., regional and global economies and the financial condition and results of operations of the Company and its tenants; the liquidity of real estate investments; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence, which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2023, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events unless required by law to do so.

(See attached tables)

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2024	2023	2024	2023
Revenues:
Leasing revenue	$257,392	$220,020	$850,453	$809,023
Other income	8,565	10,717	37,937	44,860
Management Companies' revenues	7,719	7,951	29,814	30,185
Total revenues	273,676	238,688	918,204	884,068
Expenses:
Shopping center and operating expenses	87,107	71,614	306,868	288,407
Management Companies' operating expenses	24,567	17,208	82,059	70,060
Leasing expenses	11,366	9,543	41,340	36,423
REIT general and administrative expenses	7,496	7,546	28,145	29,238
Depreciation and amortization	81,454	69,765	294,780	282,361
Interest expense (a)	70,933	25,413	219,987	172,920
Gain on extinguishment of debt	(14,403)	(8,208)	(14,403)	(8,208)
Total expenses	268,520	192,881	958,776	871,201
Equity in income (loss) of unconsolidated joint ventures	7,692	19,298	(197,352)	(156,937)
Income tax benefit	879	655	1,300	494
(Loss) gain on sale or write down of assets, net (a)	(233,347)	706	38,959	(134,523)
Net (loss) income	(219,620)	66,466	(197,665)	(278,099)
Less net (loss) income attributable to noncontrolling interests	(8,410)	4,287	(3,545)	(4,034)
Net (loss) income attributable to the Company	$(211,210)	$62,179	$(194,120)	$(274,065)
Weighted average number of shares outstanding - basic	236,619	215,807	221,845	215,548
Weighted average shares outstanding, assuming full conversion of OP Units (b)	246,505	224,675	231,864	224,501
Weighted average shares outstanding - Funds From Operations ("FFO") - diluted (b)	246,505	224,675	231,864	224,501
Earnings per share ("EPS") - basic	$(0.89)	$0.29	$(0.88)	$(1.28)
EPS - diluted	$(0.89)	$0.29	$(0.88)	$(1.28)
Dividend paid per share	$0.17	$0.17	$0.68	$0.68
FFO - basic and diluted (b) (c)	$126,214	$158,391	$373,684	$431,112
FFO - basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$126,214	$132,339	$360,855	$404,801
FFO - basic and diluted, excluding financing expense in connection with Chandler Freehold, gain on extinguishment of debt, accrued default interest expense and loss on non-real estate investments (b) (c)	$116,670	$127,687	$365,335	$413,213
FFO per share - basic and diluted (b) (c)	$0.51	$0.71	$1.61	$1.92
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$0.51	$0.59	$1.56	$1.80
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold, gain on extinguishment of debt, accrued default interest expense and loss on non-real estate investments (b) (c)	$0.47	$0.57	$1.58	$1.84

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)Prior to June 13, 2024, the Company accounted for its investment in the Chandler Fashion Center and Freehold Raceway Mall ("Chandler Freehold") joint venture as a financing arrangement. As a result, the Company included in interest expense (i) $0 and a credit of $13,795 to adjust for the change in the fair value of the financing arrangement obligation during the three and twelve months ended December 31, 2024, respectively; and a credit of $29,597 and a credit of $35,118 to adjust for the change in the fair value of the financing arrangement obligation during the three and twelve months ended December 31, 2023, respectively; (ii) distributions of $0 and $1,565 to its partner representing the partner's share of net income for the three and twelve months ended December 31, 2024, respectively; and $1,855 and $2,105 to its partner representing the partner's share of net income for the three and twelve months ended December 31, 2023, respectively; and (iii) distributions of $0 and $966 to its partner in excess of the partner's share of net income for the three and twelve months ended December 31, 2024, respectively; and $3,545 and $8,807 to its partner in excess of the partner's share of net income for the three and twelve months ended December 31, 2023, respectively. On November 16, 2023, the Company acquired its partners' interest in Freehold Raceway Mall and as a result that property is no longer part of the financing arrangement and is 100% owned by the Company. On June 13, 2024, the partnership agreement between the Company and its partner was amended. As a result of this modification, the Company no longer accounts for its investment in Chandler Fashion Center as a financing arrangement and deconsolidated the joint venture and recorded a gain on sale of asset of $334.3 million during the three months ended June 30, 2024. Effective June 13, 2024, the Company accounts for its investment in Chandler Fashion Center under the equity method of accounting. References to "Chandler Freehold" for the period November 16, 2023 through June 13, 2024 shall be deemed to only refer to Chandler Fashion Center.

(b)The Operating Partnership has operating partnership units ("OP Units"). OP Units can be converted into shares of Company common stock. Conversion of the OP Units not owned by the Company has been assumed for purposes of calculating FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO-diluted includes the effect of share and unit-based compensation plans. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.

(c)The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles ("GAAP") measures. The National Association of Real Estate Investment Trusts ("Nareit") defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization, impairment write-downs of real estate and write-downs of investments in an affiliate where the write-downs have been driven by a decrease in the value of real estate held by the affiliate and after adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis.

Prior to June 13, 2024, the Company accounted for its joint venture in Chandler Freehold as a financing arrangement. In connection with this treatment, the Company recognized financing expense on (i) the changes in fair value of the financing arrangement, (ii) any payments to such joint venture partner equal to their pro rata share of net income and (iii) any payments to such joint venture partner less than or in excess of their pro rata share of net income. The Company excluded the noted expenses related to the changes in fair value and for the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Company also presents FFO excluding financing expense in connection with Chandler Freehold, gain or loss on extinguishment of debt, accrued default interest expense and gain or loss on non-real estate investments.
FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other REITs. In addition, the Company believes that FFO excluding financing expense in connection with Chandler Freehold, impact associated with extinguishment of debt, accrued default interest expense and impact of non-cash changes in the market value of non-real estate investments provides useful supplemental information regarding the Company's performance as it shows a more meaningful and consistent comparison of the Company's operating performance and allows investors to more easily compare the Company's results. On March 19, 2024, the Company closed on a three-year extension of the Fashion Outlets of Niagara non-recourse loan and all default interest expense was reversed. Effective April 9, 2024, default interest expense has been accrued on the non-recourse loan on Santa Monica Place. GAAP requires that the Company accrue default interest expense, which is not expected to be paid and is expected to be reversed once a loan is modified or once title to the mortgaged loan collateral is transferred. The Company believes that the accrual of default interest on non-recourse loans, and the related reversal thereof should be excluded. The Company holds certain non-real estate investments that are subject to mark to market changes every quarter. These investments are not core to the Company's business, and the changes to market value and the related gain or loss are entirely non-cash in nature. As a result, the Company believes that the gain or loss on non-real estate investments should be excluded. Effective in the first quarter of 2024, the Company updated its presentation to exclude gain or loss on non-real estate investments for the reasons noted above. The Company recast the presentation for prior periods to reflect this change.
The Company further believes that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income (loss) as defined by GAAP, and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO as presented, may not be comparable to similarly titled measures reported by other REITs.

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Net (loss) income attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted, excluding financing expense in connection with Chandler Freehold, gain on extinguishment of debt, accrued default interest expense and loss on non-real estate investments (c):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2024	2023	2024	2023
Net (loss) income attributable to the Company	$(211,210)	$62,179	($194,120)	($274,065)
Adjustments to reconcile net (loss) income attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted:
Noncontrolling interests in the OP	(9,557)	2,620	(8,766)	(11,389)
Loss (gain) on sale or write down of consolidated assets, net	233,347	(706)	(38,959)	134,523
Add: gain on undepreciated asset sales from consolidated assets	675	737	1,130	3,705
Noncontrolling interests share of gain on sale or write-down of consolidated joint ventures, net	—	—	330	2,224
Loss (gain) on sale or write down of assets from unconsolidated joint ventures (pro rata), net	3,939	(16,019)	180,089	136,377
Add: gain on undepreciated asset sales from unconsolidated joint ventures (pro rata)	514	362	1,643	7,102
Depreciation and amortization on consolidated assets	81,454	69,765	294,780	282,361
Less depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(565)	(1,011)	(4,382)	(11,938)
Depreciation and amortization on unconsolidated joint ventures (pro rata)	29,209	42,398	148,740	170,199
Less: depreciation on personal property	(1,592)	(1,934)	(6,801)	(7,987)
FFO attributable to common stockholders and unit holders - basic and diluted	126,214	158,391	373,684	431,112
Financing expense in connection with Chandler Freehold	—	(26,052)	(12,829)	(26,311)
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold - basic and diluted	126,214	132,339	360,855	404,801
Gain on extinguishment of debt	(14,403)	(8,208)	(14,403)	(8,208)
Accrued default interest expense	3,067	2,367	7,856	6,417
Loss on non-real estate investments	1,792	1,189	11,027	10,203
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold, gain on extinguishment of debt, accrued default interest expense and loss on non-real estate investments - basic and diluted	$116,670	$127,687	$365,335	$413,213

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of EPS to FFO per share—diluted (c):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2024	2023	2024	2023
EPS - diluted	$(0.89)	$0.29	$(0.88)	$(1.28)
Per share impact of depreciation and amortization of real estate	0.45	0.49	1.86	1.93
Per share impact of loss (gain) on sale or write down of assets, net	0.95	(0.07)	0.63	1.27
FFO per share - basic and diluted	0.51	0.71	1.61	1.92
Per share impact of financing expense in connection with Chandler Freehold	—	(0.12)	(0.05)	(0.12)
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold	0.51	0.59	1.56	1.80
Per share impact of gain on extinguishment of debt and accrued default interest expense	(0.05)	(0.03)	(0.03)	(0.01)
Per share impact of loss on non-real estate investments	0.01	0.01	0.05	0.05
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold, gain on extinguishment of debt, accrued default interest expense and loss on non-real estate investments	$0.47	$0.57	$1.58	$1.84

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Net (loss) income attributable to the Company to Adjusted EBITDA, to Net Operating Income ("NOI") and to NOI - Same Centers:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2024	2023	2024	2023
Net (loss) income attributable to the Company	$(211,210)	$62,179	($194,120)	($274,065)
Interest expense - consolidated assets	70,933	25,413	219,987	172,920
Interest expense - unconsolidated joint ventures (pro rata)	25,800	38,206	130,217	143,152
Depreciation and amortization - consolidated assets	81,454	69,765	294,780	282,361
Depreciation and amortization - unconsolidated joint ventures (pro rata)	29,209	42,398	148,740	170,199
Noncontrolling interests in the OP	(9,557)	2,620	(8,766)	(11,389)
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(925)	(3,908)	(9,736)	(25,907)
Gain on extinguishment of debt	(14,403)	(8,208)	(14,403)	(8,208)
Loss (gain) on sale or write down of assets, net - consolidated assets	233,347	(706)	(38,959)	134,523
Loss (gain) on sale or write down of assets, net - unconsolidated joint ventures (pro rata)	3,939	(16,019)	180,089	136,377
Add: Noncontrolling interests share of gain on sale or write-down of consolidated joint ventures, net	—	—	330	2,224
Income tax benefit	(879)	(655)	(1,300)	(494)
Distributions on preferred units	87	87	348	348
Adjusted EBITDA (a)	207,795	211,172	707,207	722,041
REIT general and administrative expenses	7,496	7,546	28,145	29,238
Management Companies' revenues	(7,719)	(7,951)	(29,814)	(30,185)
Management Companies' operating expenses	24,567	17,208	82,059	70,060
Leasing expenses, including joint ventures at pro rata	11,914	10,212	44,152	39,218
Straight-line and above/below market adjustments	(4,094)	(125)	(5,972)	(4,294)
NOI - All Centers	239,959	238,062	825,777	826,078
NOI of non-Same Centers	(23,836)	(20,958)	(56,373)	(57,033)
NOI - Same Centers (b)	216,123	217,104	769,404	769,045
Lease termination income of Same Centers	(626)	(826)	(2,251)	(3,148)
NOI - Same Centers, excluding lease termination income (b)	$215,497	$216,278	$767,153	$765,897
NOI - Same Centers percentage change, including lease termination income (b)	(0.45)%		0.05%
NOI - Same Centers percentage change, excluding lease termination income (b)	(0.36)%		0.16%

(a)     Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests in the OP, extraordinary items, loss (gain) on remeasurement, sale or write down of assets, loss (gain) on extinguishment of debt and preferred dividends and includes joint ventures at their pro rata share. Management considers Adjusted EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. The Company believes that Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company also cautions that Adjusted EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(b)     The Company presents Same Center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same Center NOI is calculated using total Adjusted EBITDA and eliminating the impact of the Management Companies’ revenues and operating expenses, leasing expenses (including joint ventures at pro rata), the Company’s REIT general and administrative expenses and the straight-line and above/below market adjustments to minimum rents and subtracting out NOI from non-Same Centers. The Company also presents Same Center NOI, excluding lease termination income, as the Company believes that it is useful for investors to evaluate operating performance without the impact of lease termination income.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Information and Market Capitalization

		Period Ended
	12/31/2024	12/31/2023	12/31/2022
	(dollars in thousands, except per share data)
Closing common stock price per share	$19.92	$15.43	$11.26
52 week high	$22.27	$16.54	$19.18
52 week low	$12.99	$8.77	$7.40
Shares outstanding at end of period
Class A non participating convertible preferred units	99,565	99,565	99,565
Common shares and partnership units	263,739,694	226,095,455	224,230,924
Total common and equivalent shares/units outstanding	263,839,259	226,195,020	224,330,489
Portfolio capitalization data
Total portfolio debt, including joint ventures at pro rata	$6,647,576	$6,919,579	$6,812,823
Equity market capitalization	5,255,678	3,490,189	2,525,961
Total market capitalization	$11,903,254	$10,409,768	$9,338,784
Debt as a percentage of total market capitalization	55.9%	66.5%	73.0%

Portfolio Capitalization at December 31, 2024

Floating
Rate
Debt
4.5%
Common Equity
44.1%
Fixed Rate Debt
51.4%

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Changes in Total Common and Equivalent Shares/Units

	Partnership Units	Company Common Shares	Class A Non-Participating Convertible Preferred Units	Total Common and Equivalent Shares/ Units
Balance as of December 31, 2023	10,118,840	215,976,615	99,565	226,195,020
Issuance (forfeiture) of stock/partnership units from restricted stock issuance or other share or unit-based plans	(14,178)	115,079	—	100,901
Balance as of March 31, 2024	10,104,662	216,091,694	99,565	226,295,921
Conversion of partnership units to common shares	(92,523)	92,523	—	—
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	—	219,004	—	219,004
Balance as of June 30, 2024	10,012,139	216,403,221	99,565	226,514,925
Conversion of partnership units to common shares	(134,547)	134,547		—
Issuance of shares from at-the-market ("ATM") program	—	9,401,596	—	9,401,596
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	—	7,942	—	7,942
Balance as of September 30, 2024	9,877,592	225,947,306	99,565	235,924,463
Issuance of shares from at-the-market ("ATM") program	—	3,709,322	—	3,709,322
Issuance of shares from equity offering	—	23,000,000	—	23,000,000
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	936,606	268,868	—	1,205,474
Balance as of December 31, 2024	10,814,198	252,925,496	99,565	263,839,259

THE MACERICH COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended December 31,	For the Twelve Months Ended December 31,
	2024	2024
Revenues:
Leasing revenue	$257,392	$850,453
Other income	8,565	37,937
Management Companies' revenues	7,719	29,814
Total revenues	273,676	918,204
Expenses:
Shopping center and operating expenses	87,107	306,868
Management Companies' operating expenses	24,567	82,059
Leasing expenses	11,366	41,340
REIT general and administrative expenses	7,496	28,145
Depreciation and amortization	81,454	294,780
Interest expense	70,933	219,987
Gain on extinguishment of debt	(14,403)	(14,403)
Total expenses	268,520	958,776
Equity in gain (loss) of unconsolidated joint ventures	7,692	(197,352)
Income tax benefit	879	1,300
Loss (gain) on sale or write down of assets, net	(233,347)	38,959
Net loss	(219,620)	(197,665)
Less net loss attributable to noncontrolling interests	(8,410)	(3,545)
Net loss attributable to the Company	$(211,210)	$(194,120)

THE MACERICH COMPANY
CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of December 31, 2024
(Dollars in thousands)

ASSETS:
Property, net (a)	$7,097,113
Cash and cash equivalents	89,858
Restricted cash	87,621
Tenant and other receivables, net	155,350
Right-of-use assets, net	111,037
Deferred charges and other assets, net	369,553
Due from affiliates	1,840
Investments in unconsolidated joint ventures	654,667
Total assets	$8,567,039

LIABILITIES AND EQUITY:
Mortgage notes payable	$4,894,525
Bank and other notes payable	98,323
Accounts payable and accrued expenses	87,540
Lease liabilities	71,683
Other accrued liabilities	379,863
Distributions in excess of investments in unconsolidated joint ventures	192,680
Total liabilities	5,724,614
Commitments and contingencies
Equity:
Stockholders' equity:
Common stock	2,527
Additional paid-in capital	6,160,780
Accumulated deficit	(3,406,786)
Accumulated other comprehensive loss	(34)
Total stockholders' equity	2,756,487
Noncontrolling interests	85,938
Total equity	2,842,425
Total liabilities and equity	$8,567,039

(a)Includes construction in progress of $335,890.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	For the Three Months Ended December 31, 2024		For the Twelve Months Ended December 31, 2024
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
Revenues:
Leasing revenue	$(1,474)	$83,599	$(13,791)	$372,755
Other income	(948)	5,746	(4,329)	8,618
Total revenues	(2,422)	89,345	(18,120)	381,373
Expenses:
Shopping center and operating expenses	(342)	22,149	(3,246)	116,620
Leasing expense	(8)	556	(247)	3,059
Depreciation and amortization	(565)	29,209	(4,382)	148,740
Interest expense	(360)	25,800	(5,354)	130,217
Total expenses	(1,275)	77,714	(13,229)	398,636
Equity in (income) loss of unconsolidated joint ventures	—	(7,692)	—	197,352
Loss on sale or write down of assets, net	—	(3,939)	(330)	(180,089)
Net income	(1,147)	—	(5,221)	—
Less net income attributable to noncontrolling interests	(1,147)	—	(5,221)	—
Net income attributable to the Company	$—	$—	$—	$—

(a)Represents the Company’s partners’ share of consolidated joint ventures.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	As of December 31, 2024
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
ASSETS:
Property, net (b)	$(18,940)	$2,078,895
Cash and cash equivalents	(3,879)	45,694
Restricted cash	—	24,845
Tenant and other receivables, net	(198)	62,510
Right-of-use assets, net	—	66,632
Deferred charges and other assets, net	(661)	32,221
Due from affiliates	32	(955)
Investments in unconsolidated joint ventures, at equity	—	(654,667)
Total assets	$(23,646)	$1,655,175

LIABILITIES AND EQUITY:
Mortgage notes payable	$(33,069)	$1,687,797
Accounts payable and accrued expenses	(298)	25,969
Lease liabilities	—	64,995
Other accrued liabilities	(22,191)	69,094
Distributions in excess of investments in unconsolidated joint ventures	—	(192,680)
Total liabilities	(55,558)	1,655,175
Equity:
Stockholders' equity	—	—
Noncontrolling interests	31,912	—
Total equity	31,912	—
Total liabilities and equity	$(23,646)	$1,655,175

(a)Represents the Company's partners' share of consolidated joint ventures.

(b)This includes $13 of construction in progress relating to the Company's partners' share from consolidated joint ventures and $104,334 of construction in progress relating to the Company's share from unconsolidated joint ventures.

THE MACERICH COMPANY
NON GAAP PRO RATA SCHEDULE OF LEASING REVENUE (unaudited)
(Dollars in thousands)

	For the Three Months Ended December 31, 2024
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents (b)	$159,107	$(991)	$158,116	$53,677	$211,793
Percentage rents	22,570	(101)	22,469	8,224	30,693
Tenant recoveries	65,891	(348)	65,543	18,979	84,522
Other	11,405	(44)	11,361	2,909	14,270
Bad debt expense	(1,581)	10	(1,571)	(190)	(1,761)
Total leasing revenue	$257,392	$(1,474)	$255,918	$83,599	$339,517

	For the Twelve Months Ended December 31, 2024
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents (b)	$551,447	$(10,067)	$541,380	$254,969	$796,349
Percentage rents	34,254	(180)	34,074	16,817	50,891
Tenant recoveries	241,022	(3,278)	237,744	92,000	329,744
Other	29,883	(347)	29,536	9,724	39,260
Bad debt expense	(6,153)	81	(6,072)	(755)	(6,827)
Total leasing revenue	$850,453	$(13,791)	$836,662	$372,755	$1,209,417

(a)Represents the Company’s partners’ share of consolidated joint ventures.

(b)Includes lease termination income, straight-line rental income and above/below market adjustments to minimum rents.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Supplemental FFO Information(a)

	As of December 31,
	2024	2023

	dollars in millions
Straight-line rent receivable	$136.1	$160.4

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023

	dollars in millions
Lease termination income (b)	$1.8	$9.2	$3.6	$13.2
Straight-line rental income (expense) (b)	$1.8	$(1.3)	$(0.6)	$(1.1)
Business development and parking income (c)	$19.0	$18.2	$60.5	$66.0
Gain on sales or write down of undepreciated assets	$1.2	$1.1	$2.8	$10.8
Amortization of acquired above and below-market leases, net revenue (b)	$2.3	$1.4	$6.6	$5.4
Amortization of debt discounts, net	$(7.2)	$(0.3)	$(14.4)	$(1.4)
Bad debt (income) expense (b)	$1.8	$(0.2)	$6.9	$(2.5)
Leasing expense	$11.9	$10.2	$44.1	$39.2
Interest capitalized	$8.2	$8.3	$31.3	$33.0

Chandler Freehold financing arrangement (d):
Distributions equal to partners' share of net income (loss)	$—	$1.9	$1.6	$2.1
Distributions in excess of partners' share of net income (e)	—	3.5	1.0	8.8
Fair value adjustment (e)	—	(29.6)	(13.8)	(35.1)
Total Chandler Freehold financing arrangement expense (d)	$—	$(24.2)	$(11.2)	$(24.2)

(a)All joint venture amounts included at pro rata.

(b)Included in leasing revenue.

(c)Included in leasing revenue and other income.

(d)Included in interest expense.

(e)The Company presents FFO excluding the expenses related to changes in fair value of the financing arrangement and the payments to such joint venture partner less than or in excess of their pro rata share of net income. Effective with the quarter ending September 30, 2024, these accounting adjustments will no longer be applicable due to the Company accounting for its investment in Chandler Fashion Center under the equity method of accounting effective June 13, 2024.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Expenditures(a)

	For the Twelve Months Ended December 31,
	2024	2023	2022
	dollars in millions
Consolidated Centers
Acquisitions of property, building improvement and equipment (b)	$214.1	$83.0	$49.5
Development, redevelopment, expansions and renovations of Centers	104.5	94.6	55.5
Tenant allowances	20.6	27.1	25.0
Deferred leasing charges	4.4	5.6	2.4
Total	$343.6	$210.3	$132.4
Unconsolidated Joint Venture Centers
Acquisitions of property, building improvement and equipment	$14.4	$17.6	$13.2
Development, redevelopment, expansions and renovations of Centers	39.8	58.1	74.6
Tenant allowances	21.0	18.5	16.8
Deferred leasing charges	5.6	4.6	4.1
Total	$80.8	$98.8	$108.7

(a)All joint venture amounts at pro rata.

(b)For the twelve months ended December 31, 2024, this includes cash paid of $129.0 million, excluding the assumption of the partner's share of certain cash balances, on October 24, 2024, for the Company’s acquisition of its joint venture partner’s 40% interest in Lakewood Center, Los Cerritos Center and Washington Square. The total purchase price also included the assumption of the partner’s share of debt. The Company now owns 100% of these regional retail centers. In addition, for the twelve months ended December 31, 2024, this includes cash paid of $36.4 million on May 14, 2024, for the Company’s acquisition of its joint venture partner’s 40% interest in Arrowhead Towne Center and South Plains Mall. The total purchase price also included the assumption of the partner’s share of debt. The Company now owns 100% of these regional retail centers.

For the twelve months ended December 31, 2023, this includes the Company’s acquisition of its joint venture partner’s (Seritage Growth Properties) 50% interest in five former Sears parcels on May 18, 2023, for $46.7 million. The Company now owns 100% of these five parcels located at Chandler Fashion Center, Danbury Fair Mall, Freehold Raceway Mall, Los Cerritos Center and Washington Square.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Trailing Twelve Month Sales Per Square Foot (a)

	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
12/31/2024	$743	$1,054	$837
12/31/2023	$712	$990	$836

(a)Sales are based on reports by retailers leasing mall and freestanding stores for the trailing 12 months for tenants that have occupied such stores for a minimum of 12 months. Sales per square foot are based on tenants 10,000 square feet and under for retail Centers. Sales per square foot exclude Centers under development and redevelopment.

Trailing Twelve Month Sales Per Square Foot
$836
$837
December 2023
December 2024

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Portfolio Occupancy(a)

Period Ended	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
12/31/2024	93.7%	95.0%	94.1%
12/31/2023	93.6%	93.5%	93.5%
12/31/2022	92.7%	92.5%	92.6%

(a)Portfolio Occupancy is the percentage of mall and freestanding GLA leased as of the last day of the reporting period. Portfolio Occupancy excludes all Centers under development and redevelopment.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Average Base Rent Per Square Foot (a)

	Average Base Rent PSF(b)	Average Base Rent PSF on Leases Executed During the Twelve Months Ended(c)	Average Base Rent PSF on Leases Expiring During the Twelve Months Ended(d)
Consolidated Centers
12/31/2024	$65.62	$61.16	$61.45
12/31/2023	$61.66	$58.97	$50.14
12/31/2022	$60.72	$56.63	$56.44
Unconsolidated Joint Venture Centers
12/31/2024	$76.11	$86.78	$64.79
12/31/2023	$70.42	$64.42	$55.74
12/31/2022	$67.37	$69.88	$62.72
All Retail Centers
12/31/2024	$67.72	$67.74	$62.27
12/31/2023	$64.68	$61.00	$52.04
12/31/2022	$63.06	$60.48	$58.16

(a)Average base rent per square foot is based on spaces 10,000 square feet and under. All joint venture amounts are included at pro rata. Centers under development and redevelopment are excluded.

(b)Average base rent per square foot gives effect to the terms of each lease in effect, as of the applicable date, including any concessions, abatements and other adjustments or allowances that have been granted to the tenants.

(c)The average base rent per square foot on leases executed during the period represents the actual rent to be paid during the first twelve months.

(d)The average base rent per square foot on leases expiring during the period represents the final year minimum rent on a cash basis.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Cost of Occupancy

	For the Twelve Months Ended
	December 31, 2024	December 31, 2023
Consolidated Centers
Minimum rents	8.1%	7.9%
Percentage rents	0.6%	0.8%
Expense recoveries (a)	3.1%	3.4%
Total	11.8%	12.1%

Unconsolidated Joint Venture Centers
Minimum rents	7.6%	7.1%
Percentage rents	1.0%	1.1%
Expense recoveries (a)	3.2%	2.9%
Total	11.8%	11.1%

All Centers
Minimum rents	7.8%	7.5%
Percentage rents	0.8%	0.9%
Expense recoveries (a)	3.2%	3.2%
Total	11.8%	11.6%

(a)Represents real estate tax and common area maintenance charges.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Percentage of Net Operating Income by State

State	% of Portfolio 2024 Pro Rata Real Estate NOI(a)
California	25.3%
New York	20.7%
Arizona	18.9%
Pennsylvania & Virginia	10.3%
New Jersey & Connecticut	9.0%
Colorado & Illinois	6.6%
Oregon	5.2%
Other(b)	4.0%
Total	100.0%

(a)The percentage of Portfolio 2024 Pro Rata Real Estate NOI excludes disposed properties, straight-line and above/below market adjustments to minimum rents. Portfolio 2024 Pro Rata Real Estate NOI excludes REIT general and administrative expenses, management company revenues, management company expenses and leasing expenses (including joint ventures at pro rata).

(b)“Other” includes Indiana, Iowa, North Dakota, and Texas.

The Macerich Company
Property Listing
December 31, 2024
The following table sets forth certain information regarding the Centers and other locations that are wholly owned or partly owned by the Company.

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
	CONSOLIDATED CENTERS:
1	100%	Arrowhead Towne Center Glendale, Arizona	1993/2002	2015	1,078,000
2	100%	Danbury Fair Mall Danbury, Connecticut	1986/2005	2016	1,272,000
3	100%	Desert Sky Mall Phoenix, Arizona	1981/2002	2007	737,000
4	100%	Eastland Mall(c) Evansville, Indiana	1978/1998	1996	1,017,000
5	100%	Fashion District Philadelphia Philadelphia, Pennsylvania	1977/2014	2019	802,000
6	100%	Fashion Outlets of Chicago Rosemont, Illinois	2013/—	—	529,000
7	100%	Fashion Outlets of Niagara Falls USA Niagara Falls, New York	1982/2011	2014	672,000
8	100%	Freehold Raceway Mall Freehold, New Jersey	1990/2005	2007	1,537,000
9	100%	Fresno Fashion Fair Fresno, California	1970/1996	2006	974,000
10	100%	Green Acres Mall(c) Valley Stream, New York	1956/2013	ongoing	2,058,000
11	100%	Inland Center San Bernardino, California	1966/2004	2016	670,000
12	100%	Kings Plaza Shopping Center(c) Brooklyn, New York	1971/2012	2018	1,145,000
13	100%	La Cumbre Plaza(c) Santa Barbara, California	1967/2004	1989	325,000
14	100%	Lakewood Center(d) Lakewood, California	1953/1975	2008	2,048,000
15	100%	Los Cerritos Center(d) Cerritos, California	1971/1999	2016	1,012,000
16	100%	NorthPark Mall Davenport, Iowa	1973/1998	2001	855,000
17	100%	Pacific View Ventura, California	1965/1996	2001	884,000
18	100%	Queens Center(c) Queens, New York	1973/1995	2004	967,000
19	100%	Santa Monica Place(e) Santa Monica, California	1980/1999	ongoing	533,000
20	84.9%	SanTan Village Regional Center Gilbert, Arizona	2007/—	2018	1,200,000
21	100%	South Plains Mall Lubbock, Texas	1972/1998	2017	1,315,000
22	100%	SouthPark Mall Moline, Illinois	1974/1998	2015	802,000
23	100%	Stonewood Center(c) Downey, California	1953/1997	1991	926,000

The Macerich Company
Property Listing
December 31, 2024

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
24	100%	Superstition Springs Center Mesa, Arizona	1990/2002	2002	954,000
25	100%	Valley Mall Harrisonburg, Virginia	1978/1998	1992	507,000
26	100%	Valley River Center Eugene, Oregon	1969/2006	2007	814,000
27	100%	Victor Valley, Mall of Victorville, California	1986/2004	2012	577,000
28	100%	Vintage Faire Mall Modesto, California	1977/1996	2020	916,000
29	100%	Washington Square(d) Portland, Oregon	1974/1999	2005	1,300,000
30	100%	Wilton Mall Saratoga Springs, New York	1990/2005	2020	740,000
		Total Consolidated Centers			29,166,000
UNCONSOLIDATED JOINT VENTURE CENTERS:
31	50%	Broadway Plaza Walnut Creek, California	1951/1985	2016	996,000
32	50.1%	Chandler Fashion Center Chandler, Arizona	2001/2002	2023	1,401,000
33	50.1%	Corte Madera, The Village at Corte Madera, California	1985/1998	2020	501,000
34	51%	Deptford Mall Deptford, New Jersey	1975/2006	2020	1,008,000
35	51%	Flatiron Crossing Broomfield, Colorado	2000/2002	ongoing	1,390,000
36	50%	Kierland Commons Phoenix, Arizona	1999/2005	2003	438,000
37	50%	Scottsdale Fashion Square Scottsdale, Arizona	1961/2002	ongoing	1,875,000
38	51%	Twenty Ninth Street(c) Boulder, Colorado	1963/1979	2007	683,000
39	50%	Tysons Corner Center Tysons Corner, Virginia	1968/2005	2014	1,846,000
40	19%	West Acres Fargo, North Dakota	1972/1986	2001	673,000
		Total Unconsolidated Joint Venture Centers			10,811,000
		Total Retail Centers			39,977,000

COMMUNITY / POWER CENTERS:
1	50%	Atlas Park, The Shops at(f) Queens, New York	2006/2011	2013	374,000
2	50%	Boulevard Shops(f) Chandler, Arizona	2001/2002	2004	205,000
		Total Community / Power Centers			579,000
OTHER ASSETS:
	100%	Various(g)	—	—	191,000
	50%	Scottsdale Fashion Square-Office(f) Scottsdale, Arizona	1984/2002	2016	123,000

The Macerich Company
Property Listing
December 31, 2024

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
	50%	Scottsdale Fashion Square-Caesars Republic Hotel(f) Scottsdale, Arizona	2024	2024	245,000
	50%	Tysons Corner Center-Office(f) Tysons Corner, Virginia	1999/2005	2012	171,000
	50%	Hyatt Regency Tysons Corner Center(f) Tysons Corner, Virginia	2015	2015	290,000
	50%	VITA Tysons Corner Center(f) Tysons Corner, Virginia	2015	2015	399,000
	50%	Tysons Tower(f) Tysons Corner, Virginia	2014	2014	547,000
OTHER ASSETS UNDER REDEVELOPMENT:
	5%	Paradise Valley Mall (f)(h) Phoenix, Arizona	1979/2002	ongoing	356,000
		Total Other Assets			2,322,000
		Grand Total			42,878,000

The Company owned or had an ownership interest in 40 retail centers (including office, hotel and residential space adjacent to these shopping centers), two community/power shopping centers and one redevelopment property. With the exception of the Centers indicated with footnote (c) in the table above, the underlying land controlled by the Company is owned in fee entirely by the Company, or, in the case of jointly-owned Centers, by the joint venture property partnership or limited liability company.

(a)The Company’s ownership interest in this table reflects its legal ownership interest. See footnotes (a) and (b) in the Joint Venture List regarding the legal versus economic ownership of joint venture entities.

(b)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.

(c)Portions of the land on which the Center is situated are subject to one or more long-term ground leases.

(d)On October 24, 2024, the Company acquired its partner’s 40% interest in the Pacific Premier Retail Trust portfolio, which includes Washington Square, Los Cerritos Center, and Lakewood Center. All three assets are now wholly owned by the Company.

(e)Effective April 9, 2024, the loan encumbering this property is in default. The Company is in negotiations with the lender on terms of this non-recourse loan.

(f)Included in Unconsolidated Joint Venture Centers.

(g)Included in Consolidated Centers.

(h)On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former retail center into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The first phase began opening in the fourth quarter of 2024. The existing Costco and JC Penney stores currently remain open, and have been open during the entire construction period.

The Macerich Company
Joint Venture List
December 31, 2024
The following table sets forth certain information regarding the Centers and other operating properties that are not wholly owned by the Company. This list of properties includes unconsolidated joint ventures and consolidated joint ventures. The percentages shown are the effective legal ownership and economic ownership interests of the Company.

Properties	Legal Ownership(a)	Economic Ownership(b)	Joint Venture	Total GLA(c)
Atlas Park, The Shops at	50%	50%	WMAP, L.L.C.	374,000
Boulevard Shops	50%	50%	Propcor II Associates, LLC	205,000
Broadway Plaza	50%	50%	Macerich HHF Broadway Plaza LLC	996,000
Chandler Fashion Center(d)(e)	50.1%	50.1%	Freehold Chandler Holdings LP	1,401,000
Corte Madera, The Village at	50.1%	50.1%	Corte Madera Village, LLC	501,000
Deptford Mall	51%	51%	Macerich HHF Centers LLC	1,008,000
FlatIron Crossing	51%	51%	Macerich HHF Centers LLC	1,390,000
Hyatt Regency Tysons Corner Center	50%	50%	Tysons Corner Hotel I LLC	290,000
Kierland Commons	50%	50%	Kierland Commons Investment LLC	438,000
Los Angeles Premium Outlets	50%	50%	CAM-CARSON LLC	—
Paradise Valley Mall	5%	5%	Various Entities	356,000
SanTan Village Regional Center	84.9%	84.9%	Westcor SanTan Village LLC	1,200,000
Scottsdale Fashion Square	50%	50%	Scottsdale Fashion Square Partnership	1,875,000
Scottsdale Fashion Square-Office	50%	50%	Scottsdale Fashion Square Partnership	123,000
Scottsdale Fashion Square-Hotel	50%	50%	Scottsdale Fashion Square Partnership	245,000
Twenty Ninth Street	51%	51%	Macerich HHF Centers LLC	683,000
Tysons Corner Center	50%	50%	Tysons Corner LLC	1,846,000
Tysons Corner Center-Office	50%	50%	Tysons Corner Property LLC	171,000
Tysons Tower	50%	50%	Tysons Corner Property LLC	547,000
VITA Tysons Corner Center	50%	50%	Tysons Corner Property LLC	399,000
West Acres	19%	19%	West Acres Development, LLP	673,000

(a)This column reflects the Company’s legal ownership in the listed properties. Legal ownership may, at times, not equal the Company’s economic interest in the listed properties because of various provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and payments of preferred returns. As a result, the Company’s actual economic interest (as distinct from its legal ownership interest) in certain of the properties could fluctuate from time to time and may not wholly align with its legal ownership interests. Substantially all of the Company’s joint venture agreements contain rights of first refusal, buy-sell provisions, exit rights, default dilution remedies and/or other break up provisions or remedies which are customary in real estate joint venture agreements and which may, positively or negatively, affect the ultimate realization of cash flow and/or capital or liquidation proceeds.

(b)Economic ownership represents the allocation of cash flow to the Company, except as noted below. In cases where the Company receives a current cash distribution greater than its legal ownership percentage due to a capital account greater than its legal ownership percentage, only the legal ownership percentage is shown in this column. The Company’s economic ownership of these properties may fluctuate based on a number of factors, including mortgage refinancings, partnership capital contributions and distributions, and proceeds and gains or losses from asset sales, and the matters set forth in the preceding paragraph.

(c)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.

(d)This Center has a former Sears store, which was acquired from joint venture partner Seritage Growth Properties and is now wholly owned and controlled by Macerich. The GLA of the former Sears store, or tenant replacing the former Sears store, at this Center is included in Total GLA at the center level.

(e)The joint venture entity was formed in September 2009. Upon liquidation of the partnership or a loan refinancing event, distributions are made in the following order: pro rata 49.9% to the third-party partner and 50.1% to the Company until a 14% internal rate of return on and of certain capital expenditures is received; to the Company until it receives approximately $38.0 million; and, thereafter, pro rata 49.9% to the third-party partner and 50.1% to the Company.

The Macerich Company
Net Debt to Adjusted EBITDA
(Dollars in Thousands, at Company's Pro Rata Share)

Total Company's Pro Rata Share of Debt		$6,647,576	(a)
Less: Cash, including joint ventures at the Company's share		(131,673)
Restricted Cash, including joint ventures at the Company's share	$(112,466)
Exclude: Restricted Cash that is not loan cash collateral	56,870
Less: Restricted Cash - loan cash collateral		(55,596)	(b)
Less: Debt for Santa Monica Place (lender-controlled)		(298,791)
Net Debt		6,161,516	(c)

Adjusted EBITDA	$707,207		(d)
Plus: Leasing expenses	44,152		(e)
Plus: EBITDA Impact from investment losses on non-real estate investments	13,192		(f)
Plus: Adjustment for acquisitions and dispositions	723		(g)
Plus: Employee severance costs	5,472
Adjusted EBITDA, as further modified		$770,746
Net Debt to Adjusted EBITDA, as further modified		7.99x	(h)

(a)The debt balances include the unamortized debt discounts and loan finance costs. Debt discounts represent the deficiency of the fair value of debt below the principal value of debt assumed in various acquisitions. Debt discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. As of December 31, 2024, the Company’s pro rata share of unamortized debt discounts and loan finance costs were $75.9 million and $40.7 million, respectively.

(b)Represents Restricted Cash that is held by lenders for various purposes, which effectively serves as cash collateral to the underlying loan until the cash is recouped into liquid resources by the borrower.

(c)Net Debt is a non-GAAP measure which represents Debt less Cash and Restricted Cash. Management believes that the presentation of Net Debt provides useful information to investors because it reviews Net Debt as part of its management of the Company's overall liquidity, financial flexibility, capital structure and financial leverage.

(d)See page 8 for a reconciliation of net (loss) income to Adjusted EBITDA for the twelve months ended December 31, 2024 and 2023.

(e)GAAP provides that leasing costs incurred through outside, external leasing brokers may be capitalized. However, leasing compensation incurred through internally staffed leasing personnel generally may not be capitalized and must be expensed. Management believes adding back these leasing expenses provides useful information to investors because it allows them to more easily compare the Company's results to other REITs.

(f)The Company holds certain non-real estate investments that are subject to mark to market changes every quarter. These investments are not core to the Company's business, and the changes to market value and the related gain or loss are entirely non-cash in nature. As a result, the Company believes that the gain or loss on non-real estate investments should be excluded from Adjusted EBITDA.

(g)Represents the net forward EBITDA adjustment to properly account for the Adjusted EBITDA for: A) the acquisitions of: i) Freehold Raceway Mall, ii) Arrowhead Towne Center, iii) South Plains Mall, iv) Lakewood Center, v) Los Cerritos Center and vi) Washington Square; B) the dispositions of i) Flagstaff Marketplace, ii) Towne Mall, iii) One Westside, iv) Country Club Plaza, v) Biltmore Fashion Park, vi) the stand-alone parcel at Valle Vista Mall, vii) Southridge Mall and viii) The Oaks; and C) loans in default for which the Company anticipates transferring title to the underlying property for Santa Monica Place.

(h)Net Debt to Adjusted EBITDA, as further modified, is calculated using net debt as of period end divided by Adjusted EBITDA, as further modified, for the twelve months then ended. Management uses this ratio to evaluate the Company's capital structure and financial leverage. This ratio is also commonly used in the Company's industry, and management believes it provides a meaningful supplemental measure of the Company's overall liquidity, financial flexibility, capital structure and financial leverage.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Debt Summary (at Company's pro rata share) (a)

	As of December 31, 2024
	Fixed Rate	Floating Rate	Total

	Dollars in thousands
Mortgage notes payable	$4,595,734	$298,791	$4,894,525
Bank and other notes payable	—	98,323	98,323
Total debt per Consolidated Balance Sheet	4,595,734	397,114	4,992,848
Adjustments:
Less: Noncontrolling interests share of debt from consolidated joint ventures	(33,069)	—	(33,069)
Adjusted Consolidated Debt	4,562,665	397,114	4,959,779
Add: Company’s share of debt from unconsolidated joint ventures	1,555,190	132,607	1,687,797
Total Company’s Pro Rata Share of Debt	$6,117,855	$529,721	$6,647,576
Weighted average interest rate	5.38%	7.26%	5.53%
Weighted average maturity (years)			3.65

(a)The Company’s pro rata share of debt represents (i) consolidated debt, minus the Company’s partners’ share of the amount from consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of debt from unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that this measure provides useful information to investors regarding the Company’s financial condition because it includes the Company’s share of debt from unconsolidated joint ventures and, for consolidated debt, excludes the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and presenting its pro rata share of debt in this manner can help investors better understand the Company’s financial condition after taking into account the Company’s economic interest in these joint ventures. The Company’s pro rata share of debt should not be considered as a substitute to the Company’s total debt determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

	As of December 31, 2024
Center/Entity (dollars in thousands)	Maturity Date	Effective Interest Rate (a)	Fixed	Floating	Total Debt Balance (a)
I. Consolidated Assets:
South Plains Mall	11/06/25	7.97%	$193,870	$—	$193,870
Vintage Faire Mall	03/06/26	3.55%	219,959	—	219,959
Lakewood Center	06/01/26	8.00%	304,557	—	304,557
Fashion Outlets of Niagara Falls USA	10/06/26	6.52%	80,775	—	80,775
Fresno Fashion Fair	11/01/26	3.67%	324,652	—	324,652
Los Cerritos Center	11/01/27	5.77%	472,745	—	472,745
Green Acres Mall	01/06/28	6.62%	361,948	—	361,948
Arrowhead Towne Center	02/01/28	6.75%	351,905	—	351,905
SanTan Village Regional Center (b)	07/01/29	4.34%	186,526	—	186,526
Freehold Raceway Mall	11/01/29	3.94%	399,210	—	399,210
Queens Center	11/06/29	5.45%	522,945	—	522,945
Kings Plaza Shopping Center	01/01/30	3.71%	537,471	—	537,471
Fashion Outlets of Chicago	02/01/31	4.61%	299,465	—	299,465
Pacific View	05/06/32	5.45%	70,560	—	70,560
Danbury Fair Mall	02/06/34	6.59%	152,149	—	152,149
Victor Valley, Mall of	09/06/34	6.85%	83,928	—	83,928
Total Fixed Rate Debt for Consolidated Assets		5.38%	$4,562,665	$—	$4,562,665
Santa Monica Place (c)	12/09/24	6.35%	$—	$298,791	$298,791
The Macerich Partnership, L.P. - Line of Credit (d)	02/01/28	7.59%	—	98,323	98,323
Total Floating Rate Debt for Consolidated Assets		6.66%	$—	$397,114	$397,114
Total Debt for Consolidated Assets		5.48%	$4,562,665	$397,114	$4,959,779
II. Unconsolidated Assets (At Company’s pro rata share):
Twenty Ninth Street (51%)	02/06/26	4.10%	$76,500	$—	$76,500
Deptford Mall (51%) (d)	04/03/26	3.98%	71,199	—	71,199
Paradise Valley II (5%)	07/21/26	6.95%	945	—	945
Kierland Commons (50%)	04/01/27	3.98%	94,915	—	94,915
Scottsdale Fashion Square (50%)	03/06/28	6.28%	349,227	—	349,227
Corte Madera, The Village at (50.1%)	09/01/28	3.53%	107,415	—	107,415
Tysons Corner Center (50%)	12/06/28	6.89%	351,009	—	351,009
Chandler Fashion Center (50.1%)	07/01/29	7.15%	137,189	—	137,189
West Acres - Development (19%)	10/10/29	3.72%	1,150	—	1,150
Tysons Tower (50%)	10/11/29	3.38%	94,699	—	94,699
Broadway Plaza (50%)	04/01/30	4.19%	214,120	—	214,120
Tysons VITA (50%)	12/01/30	3.43%	44,672	—	44,672
West Acres (19%)	03/01/32	4.61%	12,150	—	12,150
Total Fixed Rate Debt for Unconsolidated Assets		5.39%	$1,555,190	$—	$1,555,190
FlatIron Crossing (51%) (e)	02/09/25	9.14%	$—	$86,407	$86,407
Paradise Valley I (5%)	10/29/26	8.30%	—	1,219	1,219
Atlas Park (50%) (d)	11/09/26	9.49%	—	32,431	32,431
Paradise Valley Retail (5%) (d)	02/03/27	7.53%	—	736	736
Boulevard Shops (50%)	12/05/28	7.37%	—	11,814	11,814
Total Floating Rate Debt for Unconsolidated Assets		9.05%	$—	$132,607	$132,607
Total Debt for Unconsolidated Assets		5.68%	$1,555,190	$132,607	$1,687,797
Total Debt		5.53%	$6,117,855	$529,721	$6,647,576
Percentage to Total			92.03%	7.97%	100.00%

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

(a)The debt balances include the unamortized debt discounts and loan finance costs. Debt discounts represent the deficiency of the fair value of debt below the principal value of debt assumed in various acquisitions. Debt discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The annual interest rate in the table represents the effective interest rate, including the debt discounts and loan finance costs.

(b)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 84.9%.

(c)Effective April 9, 2024, the loan is in default. The Company is in negotiations with the lender on the terms of this non-recourse loan.

(d)The maturity date assumes that all available extension options are fully exercised and that the Company and/or its affiliates do not opt to refinance the debt prior to these dates.

(e)On February 7, 2025, the Company's joint venture repaid the mezzanine $14.5 million loan in full and $14.5 million of the first mortgage and obtained a 90-day extension for the remaining $140.5 million balance of the first mortgage. The mezzanine loan had a interest rate of SOFR plus 12.25% and the first mortgage had an interest rate of SOFR plus 2.90%. The interest rate of the remaining $140.5 million first mortgage is SOFR plus 2.90%.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Development and Redevelopment Pipeline Forecast
(Dollars in millions)
As of December 31, 2024

In-Process Developments and Redevelopments:

Property	Project Type	Total Cost (a)(b) at 100%			Ownership %	Pro Rata Total Cost (a)(b)			Pro Rata Capitalized Costs Incurred-to-Date(b)	Expected Opening (a)	Stabilized Yield (a)(b)(c)
FlatIron Crossing Broomfield, CO	Development of luxury, multi-family residential units, new/repurposed retail and food & beverage uses, and a community plaza, and redevelopment of the vacant former Nordstrom store.	$240	—	$260	43.4% and 51% (d)	$120	—	$130	$9	2027/2029 (e)	7.5% - 8.5% (f)
Green Acres Mall Valley Stream, NY	Redevelopment of northeast quadrant of mall property, new exterior shops and façade, apprx. 385,000 sf of leasing including new grocery use, redevelopment of vacant anchor building and demolition of another vacant anchor building.	$120	—	$140	100%	$120	—	$140	$20	2026	13% - 14%
Scottsdale Fashion Square Scottsdale, AZ	Redevelopment of two-level Nordstrom wing with luxury-focused retail and restaurant uses	$84	—	$90	50%	$42	—	$45	$26	2024/2025	16% - 18%
TOTAL		$444	—	$490		$282	—	$315	$55

(a)Much of this information is estimated and may change from time to time. See the Company's forward-looking disclosure in the Executive Summary for factors that may affect the information provided in this table.

(b)This excludes GAAP allocations of non-cash and indirect costs.

(c)Stabilized Yield is calculated based on stabilized income after development divided by project direct costs excluding GAAP allocations of non-cash and indirect costs.

(d)The Company's ownership percentage in the residential project is expected to be 43.4% until stabilization in 2029 and 51% thereafter. Ownership interest in the balance of the property other than the residential component is 51%.

(e)The community plaza/former Nordstrom is expected to open in 2027, and stabilization is estimated to occur in 2029 for residential and 2030-2031 for retail components.

(f)After considering estimated residential financing, the Company's estimated share of net equity is $67 - $77 million and the Company's estimated levered, stabilized yield is 8.5% - 9.5%.

The Macerich Company
Corporate Information
Stock Exchange Listing

New York Stock Exchange

Symbol: MAC

The following table shows high and low sales prices per share of common stock during each quarter in 2024, 2023 and 2022 and dividends per share of common stock declared and paid by quarter:

	Market Quotation per Share		Dividends
Quarter Ended:	High	Low	Declared and Paid
March 31, 2022	$19.18	$13.93	$0.15
June 30, 2022	$15.77	$8.42	$0.15
September 30, 2022	$11.72	$7.40	$0.15
December 31, 2022	$13.53	$7.83	$0.17
March 31, 2023	$14.51	$8.77	$0.17
June 30, 2023	$11.58	$9.05	$0.17
September 30, 2023	$12.99	$10.65	$0.17
December 31, 2023	$16.54	$9.21	$0.17
March 31, 2024	$17.69	$14.66	$0.17
June 30, 2024	$17.20	$12.99	$0.17
September 30, 2024	$18.33	$13.85	$0.17
December 31, 2024	$22.27	$17.29	$0.17

Dividend Reinvestment Plan

Stockholders may automatically reinvest their dividends in additional common stock of the Company through the Direct Investment Program, which also provides for purchase by voluntary cash contributions. For additional information, please contact Computershare Trust Company, N.A. at 877-373-6374.

Corporate Headquarters	Transfer Agent
The Macerich Company	Computershare
401 Wilshire Boulevard, Suite 700	P.O. Box 43006
Santa Monica, California 90401	Providence, RI 02940-3006
310-394-6000	877-373-6374
www.macerich.com	1-781-575-2879 International calls
www.computershare.com

Macerich Website

For an electronic version of our annual report, our SEC filings and documents relating to Corporate Governance, please visit www.macerich.com.

Investor Relations

Samantha Greening
Assistant Vice President, Investor Relations
Phone: 603-953-6203
samantha.greening@macerich.com